                                                                   Exhibit 10.57

                              EMPLOYMENT AGREEMENT

         This Agreement made effective as of December 1, 2000 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company"), and JOSEPH
F. FURLONG III (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         Executive is currently employed by the Company. The Company desires to continue to employ the Executive and the Executive agrees to continue to be employed by the Company upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as President and Chief Executive Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company.

                                   SECTION III
                                TERMS AND DUTIES

         A.       Period of Employment.

         The period of Executive's employment under this Agreement will commence as of December 1, 2000, and shall continue through November 30, 2003 ("Initial Term"), subject to extension or termination as provided in this Agreement ("Period of Employment").Upon expiration of the Initial Term, the Period of Employment shall automatically extend for additional one (1) year periods, unless either party gives written notice at least thirty (30) days in advance of the expiration of the then current period of employment of such party's intent not to extend the Period of Employment.

        B.        Duties.

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company.

                                   SECTION IV
                                  COMPENSATION

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

         A. The Company shall pay the Executive an annual base salary ("Base Salary") as follows:

         Four hundred twenty thousand dollars ($420,000.00). The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the Policies and practices adopted by the Company from time to time.

         B.       Annual Incentive Award.

         The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board of Directors or the Compensation Committee under any executive bonus or incentive plan in effect from time to time (the "Annual Incentive Award").

         Beginning for the 2000 fiscal year and continuing thereafter, the Annual Incentive Award shall be equal to one hundred percent (100%) of Executive's then current annual Base Salary, contingent upon performance of stipulated goals of the Company established jointly by the Board of Directors and Executive.

                                    SECTION V
                                    BUSINESS

         The Company acknowledges and agrees that Executive shall perform his duties and obligations in various geographic locations including the San Francisco, California and Nashville, Tennessee area and the Company will reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise, including those reasonable travel expenses of Executive's immediate family on an occasional basis . In addition, the Company will reimburse Executive for reasonable allocable expenses related to his office location in San Francisco, California as well reimbursement for personal medical insurance.

                                   SECTION VI
                                   DISABILITY

         A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive's long term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease except for earned but unpaid Base Salary and Incentive Compensation Awards which would be payable on a prorated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by Executive shall be deemed fully vested on the date of such termination.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C. The term "disability" will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Award which will be paid on a prorated basis for that year.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Termination or Constructive Discharge an amount equal to the sum of (i) three hundred percent (300%) of his Base Salary as in effect at the time of such termination, plus (ii) three hundred percent (300%) of the greater of the Annual Incentive Award Executive received for performance during the Company's immediately preceding fiscal year, or the current Annual Incentive Award target in effect at the time of such termination. Earned but unpaid Base Salary will also be paid in a lump sum at such time. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge or pursuant to Section XI, all stock options ("Options") granted to the Executive under the Company's 1991 Nonqualified Stock Option Plan, the Company's 1995 Nonqualified Stock Option Plan for Directors or any other stock option program or plan (each and collectively, the "Plan") shall be deemed vested, and the Company shall cause the Options to remain exercisable for the remainder of their stated term, subject to the ten (10) year term limit set forth in the governing Plan.

         B. If the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made by the Company.

         C. Upon termination of the Executive's employment, the Period of Employment will cease as of the date of the termination.

        D. For this Agreement, the following terms have the following meanings:

                1. "Termination for Cause" means termination of the Executive's employment by the Company's Board of Directors, acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination, due to the Executive's serious misconduct with respect to his duties under this Agreement, which has resulted or is likely to result in material economic damage to the Company, including but not limited to a conviction for a felony or perpetration of a common law fraud; provided, however, except in the case of a conviction for a felony or a perpetration of a common law fraud, that Company must provide such notice thirty (30) days prior to termination and provide Executive with the opportunity to cure such damage or likely damage, to the Company's reasonable satisfaction, with thirty (30) days of such notice.

                2. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of the Executive's Base Salary or other compensation other than reductions applicable to all employees of the Company, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

                3. "Without Cause Termination" means termination of the Executive's employment by the Company other than due to death, disability, Termination for Cause or failure of Company to renew this Agreement under
Section IIIA.

        E.      Stock Option Repurchase.

        If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge or pursuant to Section XI, Executive may require the Company to repurchase any Options for an amount equal to the difference between the fair market value of a share of the Company's common stock on the date of termination and the per share exercise price set forth in the Options, times the number of shares (whether vested or nonvested) granted to the Executive under the Options.

                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

        A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

        B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

        C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. Unless Executive is terminated due to a Without Cause Termination or a Constructive Discharge, then during the Period of Employment and for a twelve
(12) month period following termination of the Period of Employment: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

        D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security.

        E. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.

                                    SECTION X
                           INDEMNIFICATION, LITIGATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred by Executive in connection with any action, suit or proceeding brought by a third party to which he may be made a party by reason of being a director or an officer of the Company.


                                   SECTION XI
                                CHANGE IN CONTROL


         A.       Effect of Change in Control

         In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event Executive is terminated, or elects to resign upon written notice to the Company, the Company shall pay to the Executive the amounts described in (1), (2), and (3) below.

                1. The Company shall pay to the Executive in a lump sum upon such termination or resignation an amount equal to 150% of the sum of his Base Salary plus an amount equal to the greater of the Annual Incentive Award Executive received for performance during the Company's immediately preceding fiscal year or the current Annual Incentive Award target in effect at the time of such termination or resignation. The benefits and perquisites described in this Agreement as in effect at the date of resignation or termination of employment including expenses of Executive's office will also be continued for twenty four (24) months from the effective date of termination or resignation pursuant to a Change of Control, and life insurance then in effect will be provided for lifetime and long term disability insurance coverage for twenty four (24) months. The Company shall also continue to pay for Executive's health insurance premiums, consistent with past practice, for twenty four (24) months from the effective date of termination or resignation pursuant to a Change of Control; provided, however, that such obligation shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive's new employer. Company matching payments for corporate retirement plans will become fully vested.

                2. The Company shall pay to Executive upon such termination or resignation, as a retention bonus for services actually rendered on and after the date of the Change in Control, a lump sum payment equal to 50% of the sum of his Base Salary and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

                3. The Company shall pay to Executive upon such termination or resignation, in exchange for Executive agreeing not to solicit any of the then current customers or employees of the Company for a period of twelve (12) months following his termination of employment, a lump sum payment equal to 100% of the sum of his Base Salary and the greater of the most recent Annual

Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

        B. "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act")), shall acquire more than 35% of the outstanding Voting securities of the Company (whether directly, indirectly beneficially or of record).

         For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1 )(i) (as in effect on the date hereof) pursuant to the Exchange Act.

         C.       Excise Tax Indemnification.

                  If the Internal Revenue Service asserts, or if Executive or the Management Company is advised in writing by a "Big Five" accounting firm, that any payment in the nature of compensation to, or for the benefit of, Executive from the Management Company (or any successor in interest) constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a change in the ownership of effective control of the Management Company (collectively, the "Excess Parachute Payments") the Management Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed-up basis) to indemnify Executive and hold him harmless from the following (the "Tax Indemnity Payment"):

                           (i)      The amount of excise tax under section 4999
of the Internal Revenue Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this subsection
C:

                           (ii)     The amount of all estimated local, state,
and federal income taxes on all Tax Indemnity Payments to Executive pursuant to this subsection C (determined in each case at the highest marginal tax rate);

                           (iii)    The amount of any fines, penalties, or
interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (a) or (b); so the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Internal Revenue Code or by any local, state, or federal income tax payable in respect of the Tax Indemnity Payments received by Executive pursuant to this subsection C.

                                   SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

                                   SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

         Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

         (a) If to the Company, at 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: Board of Directors, or at such other address as may have been furnished to the Executive by the Company in writing; or

         (b) If to the Executive, at 5200 Maryland Way, Brentwood, Tennessee 37027 or such other address as may have been furnished to the Company by the Executive in writing.

                                  SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                     AMERICAN HOMEPATIENT, INC.



                                      /s/ Marilyn O'Hara
                                     -------------------------------------------
                                     By:     Marilyn O'Hara
                                     Title:  Chief Financial Officer

                                     EXECUTIVE:


                                      /s/ Joseph F. Furlong III
                                     -------------------------------------------
                                     Joseph F. Furlong III